Exhibit 99.1

NewHydrogen CEO Steve Hill discusses the use of hydrogen in the space and aviation industries with Georgia Tech Expert

Dr. Ben Emerson describes his research focus on decarbonization at the Ben T. Zinn Combustion Laboratory

SANTA CLARITA, Calif. (January 16, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Ben Emerson, a principal research engineer at the Ben T. Zinn Combustion Laboratory at the Georgia Institute of Technology.

During the conversation, Dr. Emerson explained the concept of combustion and shared his research focus on decarbonization. They discussed the role of hydrogen in the space industry and its potential in the aviation industry, despite its challenges such as energy density and volume. They also addressed the difficulties of storing and burning hydrogen in gas turbines, acknowledging the need for careful control to avoid pollutants like oxides of nitrogen.

Dr. Emerson spoke on the role of hydrogen in the space industry, highlighting its use in rocket engines due to its high specific impulse and lightweight. He also elaborated on its adoption in the aviation industry, noting that despite its potential, there were challenges, particularly in terms of energy density and volume. Dr. Emerson said, “Hydrogen has almost four times the energy content of kerosene by weight but takes up almost four times the volume.” Despite this, he acknowledged the need to decarbonize aviation and the potential for hydrogen to play a part in this process.

Dr. Emerson and Mr. Hill discussed the challenges of using hydrogen in aviation — the difficulty of storing liquid hydrogen due to its cryogenic requirements and the need for costly cryogenic systems and cryopumps. Despite this, the promise of decarbonizing an industry that has been difficult to decarbonize was seen as a motivating factor.

On the challenges of burning hydrogen in gas turbines, Dr. Emerson said, “The difficulties include hydrogen’s high flame speed and the need for careful control to avoid the formation of pollutants like oxides of nitrogen.” The discussion ended with the acknowledgment that current methods of low nitrogen oxide combustion, which involve pre-mixing fuel and oxidizer, might not be practical in aviation or in certain geographic locations.

Mr. Hill concluded, “The aviation application has been one of the most difficult areas to decarbonize up to this point due to low density of hydrogen compared to liquid fossil fuels. Additional challenges exist in controlling some of pollutant emissions, but it is highly encouraging to hear great progress is being made on hydrogen combustion.”

Dr. Emerson received his Ph. D. in Aerospace Engineering from Georgia Tech in 2013. Since then, Dr. Emerson has worked as a Research Engineer at the Ben T. Zinn Combustion Lab at Georgia Tech. His research portfolio includes projects on combustion instabilities, alternative fuels, and combustion system R&D with a core focus and motivation of cleaner combustion. Dr. Emerson’s research primarily consists of three core competencies, which are experimental combustion system development, combustor diagnostics, and combustion theory and modeling. Ben’s combustion system development work spans a wide variety of applications, from small lab-scale burners to combustor rigs that test full-scale gas turbine combustor hardware. His combustor diagnostics work encompasses the state-of-the-art optical diagnostic techniques for reacting flow field measurements and imaging and aims to implement those techniques in both laboratory-scale and large-scale rig tests. Finally, Dr. Emerson’s combustion theory and modeling work is geared towards analysis of experimental datasets, development of reduced-order engineering tools, and the development of a suite of hydrodynamic stability analysis tools. Together, these core competencies form the pillars of Ben’s research, which facilitates the design of cleaner-burning combustion systems.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Ben Emerson at https://newhydrogen.com/videos/ceo-podcast/dr-ben-emerson-georgia-tech.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com